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IMMEDIATE RELEASE                                   CONTACT:    SCOTT F. ZIEGLER
www.emonstransportation.com                                         717/771-1718
---------------------------                                     or:    TOM ENNIS
                                                                THE EQUITY GROUP
                                                                    212/836-9607

                         EMONS TRANSPORTATION GROUP'S
              BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE PLAN

York, Pennsylvania; March 21, 2000: Emons Transportation Group, Inc. (The Nasdaq SmallCap Market(SM): EMON), a rail freight transportation and distribution services company serving the Mid-Atlantic and Northeast regions of the United States and Quebec, Canada, today announced that its board of directors approved a stock repurchase program for the Company's common stock. The directors authorized the purchase of shares for an aggregate price of up to $2 million, including the previously announced 310,000 shares repurchased on March 8, 2000 from an institutional investor for approximately $500,000. That repurchase and the remaining authorized repurchases will be financed through cash flow and an existing line of credit with LaSalle Bank N.A., which has provided its consent under the Company's credit agreement.

     The repurchase program authorizes the Company to make open market purchases from time-to-time subject to regulatory volume limitations or to purchase blocks of stock in negotiated transactions. If the Company were to purchase the remaining dollar amount of stock under the program at current price levels, the repurchased shares (including the 4% already purchased) would represent approximately 14% of the outstanding shares before the March 8 transaction.

     Robert Grossman, Chairman and President, commented, "This program reflects our belief that the current share price represents a significant discount to the intrinsic value of Emons and that our stock is an attractive investment opportunity for the Company. This share repurchase program reinforces our commitment to enhancing long-term stockholder value and reflects our confidence in the long-term prospects for Emons. At current price levels, share repurchases are accretive to stockholders. We will carefully balance share repurchases with our capital needs to continue to grow our business. The shares will be held in the Company's treasury and will be available for reissuance to support our growth and to be available for grants under employee incentive programs."

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     Mr. Grossman further commented, "The Company, with the help of its investment banker, Ferris, Baker Watts, Incorporated, is continuing to explore additional strategies to increase shareholder value."

     Emons Transportation Group, Inc., a rail freight transportation and distribution services Company, serves the Mid-Atlantic and Northeast regions of the United States and Quebec, Canada, through its Pennsylvania and New England/Quebec operations. Emons currently owns four short line railroads, operates rail/truck transfer facilities and a rail intermodal terminal, and provides its customers with warehousing and logistics services for the movement and storage of their freight.

  Visit our newly launched web site at www.emonstransportation.com.

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     This press release contains forward-looking statements regarding future events and the future performance of Emons that involve risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that Emons files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports, which contain additional important factors that could cause its results to differ from its current expectations and the forward-looking statements contained in this press release.
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